Exhibit 99.1

Warren Resources Announces 9.00% Senior Notes Exchange Offer

NEW YORK, June 22, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced that it has commenced a registered exchange offer to exchange up to $230,410,000 of its outstanding 9.00% Senior Notes due 2022, which were previously issued in a private placement (the “Private Notes”), for an aggregate principal amount of up to $230,410,000 in new 9.00% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”).

The sole purpose of the exchange offer is to fulfill the Company’s obligations with respect to the registration of the Private Notes.  Pursuant to the registration rights agreement entered into by the Company in connection with the sale of the Private Notes, the Company agreed to file with the Securities and Exchange Commission a registration statement relating to an exchange offer pursuant to which Exchange Notes, containing substantially identical terms to the Private Notes, would be offered in exchange for Private Notes that are tendered by the holders of those notes (the “Exchange Offer”).

The Exchange Offer will expire at 5:00 p.m., New York City time, on July 22, 2015, unless extended.  Private Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the prospectus pertaining to the Exchange Offer (the “Exchange Offer Prospectus”).

The terms of the Exchange Offer are contained in the Exchange Offer Prospectus and related letter of transmittal.  Requests for assistance or for copies of the Exchange Offer Prospectus and related letter of transmittal should be directed to the exchange agent U.S. Bank National Association, c/o U.S. Bank National Association, 5555 San Felipe, Suite 1150, Houston, TX 77056, Attention: Mauri Cowen, telephone: 713-235-9206.

This press release shall not constitute an offer to sell any securities or a solicitation of an offer to buy any securities.  The Exchange Offer will be made only by means of a written prospectus.

About Warren Resources, Inc.

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are focused primarily in the Wilmington field within the Los Angeles Basin of California and the Marcellus Shale in northeastern Pennsylvania.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates”, “intends” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. All forward-looking statements in this release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statements in this release are made as of the date hereof, and we do not undertake any obligation to update any projections or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

Warren Resources, Inc.

CONTACT: Jeff Keeler, Investor Relations 212-697-9660